Exhibit 99.2

FOR IMMEDIATE RELEASE

September 13, 2021

Investor Relations contact: Timothy Sedabres (timothy.sedabres@huntington.com), 952.745.2766

Media contact: Randi Berris (randi.berris@huntington.com), 614.331.4643

HUNTINGTON ANNOUNCES REDEMPTION OF ALL DEPOSITARY SHARES REPRESENTING INTERESTS IN SERIES C PREFERRED STOCK

COLUMBUS, Ohio — Huntington Bancshares Incorporated (Nasdaq: HBAN) today announced the redemption on October 15, 2021 of all 4,000,000 outstanding depositary shares (Nasdaq: HBANN; CUSIP: 446150872), each representing a 1/40th interest in a share of Huntington’s 5.875% Series C Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share.

The depositary shares will be redeemed at a redemption price of $25.00 per depositary share (equivalent to $1,000 per share of Series C Preferred Stock). Holders of the depositary shares will also receive declared and unpaid dividends of $0.36725 per depositary share (equivalent to $14.69 per share of Series C Preferred Stock) for the period beginning on July 15, 2021 to, but not including, October 15, 2021. On and after the redemption date, all dividends on the shares of Series C Preferred Stock will cease to accrue. The depositary shares are held through the Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC.

About Huntington

Huntington Bancshares Incorporated (Nasdaq: HBAN) is a $175 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle-market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates more than 1,200 branches in 12 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.